Exhibit 23.7

queenie w.s. ng

BARRISTER-AT-LAW

CEDR Accredited Mediator

Date: February 25, 2025

The Board of Directors

Pitanium Limited

Address: 30F, Gravity, 29 Hing Yip street,

Kwun Tong, Kowloon, Hong Kong

Dear Sirs,

PITANIUM LIMITED (THE “COMPANY”) – LODGEMENT OF THE FORM F-1 – REGISTRATION STATEMENT IN RELATION TO THE PROPOSED INITIAL PUBLIC OFFERING OF ORDINARY SHARES OF THE COMPANY AND LISTING ITS ORDINARY SHARES ON THE NASDAQ CAPITAL MARKET (collectively the “Proposed Listing”)

I, NG Wing Shan Queenie., named as the Legal Adviser to the Company with respect to certain legal matters as to the laws of Hong Kong in the Form F-1 – Registration Statement or any subsequent amendments (the “Statement”) to be lodged with the Securities and Exchange Commission (the “SEC”) in relation to the Proposed Listing on or about the date of this letter (or such other date as the directors of the Company may determine), do hereby consent to act in such capacity in relation to the Statement.

I have given and have not before the lodgment of the Statement with the SEC, withdrawn my written consent to the issue of the Statement with the inclusion of my name and all references thereto in the form and context in which they are included in the Statement.

Yours faithfully,

/s/ NG Wing Shan Queenie
NG Wing Shan Queenie

ERik shum’s chambers

Unit D, 33rd Floor, united centre, 95 queensway, hong kong

TEL : 2155 9343           FAX : 2155 9323                   e-mail : queenieng@eschambers.com.hk